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                                                                     EXHIBIT 5.1



                        FIDDLER GONZALEZ & RODRIGUEZ, LLP
                          BANCO BILBAO VIZCAYA BUILDING
                             254 MUNOZ RIVERA AVENUE
                                    6TH FLOOR
                           HATO REY, PUERTO RICO 00918







                                January 16, 2002

First BanCorp.
1519 Ponce De Leon Avenue
San Juan, Puerto Rico 00908-0146

Dear Sirs:

         We have acted as counsel to First BanCorp. (the "Company") in connection with the registration under the Securities Act of 1933, as amended (the "Act") of up to 2,300,000 shares (the "Shares") of Noncumulative
Perpetual Monthly Income Preferred Stock, Series D, $1.00 par value per share. The Shares to be offered and sold are being registered pursuant to the Company's shelf Registration Statement on Form S-3 filed with the Securities and Exchange Commission on December 21, 2001 (SEC File No. 333-75682) (the "Registration Statement"), as amended by Pre-Effective Amendment No.1 to be filed by the Company with the SEC on or about January 16, 2002. In connection with such representation as your counsel, we have examined such documents, corporate records and other instruments, and such questions of law, as we have deemed necessary or appropriate for the purposes of this opinion, including but not limited to, the prospectus supplement relating to the Shares contained in the Registration Statement (the "Prospectus Supplement").

         Upon the basis of such examination, we are of the opinion that when the Registration Statement shall have been declared effective, the certificate of resolutions containing the designation of the relative rights and preferences of the Shares has been duly filed with the Department of State of the Commonwealth of Puerto Rico, the Shares have been issued in accordance with the authorization of the Board of Directors of the Company, and when the Shares have been duly countersigned by the Company's transfer agent and registrar and sold and delivered as contemplated by the Registration Statement and the Underwriting Agreement referred to therein, the Shares will be duly authorized and validly issued, fully-paid and nonassessable when delivered against payment therefor.


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First BanCorp.
January 16, 2002
Page 2


         We are members of the Bar of the Commonwealth of Puerto Rico. The opinions expressed above are limited to the laws of the Commonwealth of Puerto Rico and any applicable Federal laws and we do not purport to be experts in, or to render any opinions with respect to, the laws of any state or other jurisdiction other than the laws of the Commonwealth of Puerto Rico and the Federal laws of the United States of America.

         We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to us under the heading "Legal Matters" in the Prospectus Supplement contained in the Registration Statement. In giving the foregoing consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Act.

                                       Very truly yours,



                                       /s/ Fiddler Gonzalez & Rodriguez, LLP